                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        THERMO BIOANALYSIS CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        THERMO BIOANALYSIS CORPORATION
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

THERMO BIOANALYSIS CORPORATION

504 Airport Road
Santa Fe, New Mexico  87504-2108



                                                                  April 23, 1998


Dear Stockholder:

     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of
Thermo BioAnalysis Corporation.   I respectfully request that all Stockholders
attend this meeting, if possible.

     Our Annual Report for the year ended January 3, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.


                                                Yours very truly,


                                                   COLIN MADDIX
                                       President and Chief Executive Officer

THERMO BIOANALYSIS CORPORATION


504 Airport Road
Santa Fe, New Mexico  87504-2108



                                                                  April 23, 1998


To the Holders of the Common Stock of
THERMO BIOANALYSIS CORPORATION



                            NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of Thermo BioAnalysis Corporation (the "Corporation") will be held on Monday, June 1, 1998, at 9:00 a.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona, 85258. The purpose of the meeting is to consider and take action upon the following matters:

     1.  Election of seven directors.
     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is April 3, 1998.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                                  SANDRA L. LAMBERT
                                                     Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo BioAnalysis Corporation (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 1, 1998, at 9:00 a.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and any adjournment thereof. The mailing address of the executive office of the Corporation is 504 Airport Road, Santa Fe, New Mexico 87504-2108. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 29, 1998.


                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of seven directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.01 par value ("Common Stock") entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 3, 1998, consisted of 9,783,148 shares of Common Stock. Only Stockholders of record at the close of business on April 3, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.


NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermo Instrument Systems Inc. ("Thermo Instrument"), a manufacturer of analytical, environmental-monitoring and process control instruments, and Thermo Instrument's parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.



---------------------------------------------------------------------------------------------------------------------
ELIAS P. GYFTOPOULOS                Dr. Gyftopoulos, 70, has been a director of the Corporation since its inception in February 1995.  He is Professor Emeritus at the Massachusetts
                                    Institute of Technology, where he was the Ford Professor of Mechanical
                                    Engineering and of Nuclear Engineering for more than 20 years prior to his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo Electron,
                                    Thermo Cardiosystems Inc., ThermoLase Corporation, Thermo Remediation Inc.,
                                    ThermoSpectra Corporation, Thermo Vision Corporation, Thermo Voltek Corp.
                                    and Trex Medical Corporation.
---------------------------------------------------------------------------------------------------------------------
 BARRY S. HOWE                      Mr. Howe, 42, has been a director of the Corporation since its inception in
                                    February 1995.  He was president and chief executive officer of the
                                    Corporation from February 1995 to March 1998, when he was named the president and chief executive officer of ThermoSpectra Corporation, a supplier of precision imaging, inspection, temperature control and test and measurement instruments.  Mr. Howe has been a vice president of Thermo
                                    Instrument since 1994.  From September 1989 to December 1995, he served as the president of Thermo Separation Products Inc. and its predecessor, a manufacturer of chromatography instruments and a subsidiary of ThermoQuest
                                    Corporation.  Mr. Howe is also a director of ThermoSpectra Corporation.
---------------------------------------------------------------------------------------------------------------------
EARL R. LEWIS                       Mr. Lewis, 54, has been a director of the Corporation since April 1997 and chairman of the board since June 1997.  Mr. Lewis has been president and chief executive officer of Thermo Instrument since March 1997 and January
                                    1998, respectively, was chief operating officer of Thermo Instrument from
                                    January 1996 to January 1998, was executive vice president of Thermo
                                    Instrument from January 1996 to March 1997, was a senior vice president of
                                    Thermo Instrument from January 1994 to January 1996, and was a vice president of Thermo Instrument from March 1992 to January 1994.  He has been a vice president of Thermo Electron since September 1996.  Prior to
                                    Mr. Lewis' appointment as chief executive officer of Thermo Instrument, he was also chief executive officer of Thermo Optek Corporation, a manufacturer of analytical instruments based upon the measurement of energy and light and used in materials analysis, characterization and preparation, from its inception in August 1995 until January 1998, and was the president of its predecessor, Thermo Jarrell Ash Corporation, for more than five years prior to 1995. Mr. Lewis is also a director of Metrika Systems
                                    Corporation, ONIX Systems Inc., Thermo Instrument, Thermo Optek
                                    Corporation, ThermoQuest Corporation, ThermoSpectra Corporation and Thermo
                                    Vision Corporation.
---------------------------------------------------------------------------------------------------------------------
COLIN MADDIX                        Mr. Maddix, 52, has been a director of the Corporation, as well as its president and chief executive officer, since March 1998.  Since 1996, Mr.
                                    Maddix also has served as president and chief executive officer of the
                                    Clinical Products Group of Life Sciences International, a supplier of equipment and consumables for histology, cytology and pathology laboratories worldwide, which was acquired by Thermo Instrument in March
                                    1997. Mr. Maddix has managed various companies within the Clinical Products
                                    Group since 1992, including Shandon Inc., ALKO Diagnostic Corporation and
                                    Whale Scientific Inc.  From 1989 through 1992, he was vice president and general manager of Fisher Scientific International Inc., a manufacturer of scientific instruments and consumables with scientific, clinical, educational, occupational health and safety applications.
---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------
JONATHAN W. PAINTER                 Mr. Painter, 39, has been a director of the Corporation since its inception in February 1995.  Mr. Painter has been executive vice president, operations, of Thermo Fibertek Inc., a supplier of paper-recycling equipment, papermaking systems and accessories, since September 1997.  Mr.
                                    Painter was treasurer of the Corporation and Thermo Electron from August
                                    1994 through June 1997.  He had served as director of strategic planning of
                                    Thermo Fibertek Inc. from February 1993 through September 1994.  Prior to that time, Mr. Painter was associate general counsel of Thermo Electron and its subsidiaries.  Mr. Painter is also a director of Thermo Fibergen Inc.
---------------------------------------------------------------------------------------------------------------------
ARVIN H. SMITH                      Mr. Smith, 68, has been a director of the Corporation since its inception in February 1995.  Mr. Smith has been chairman of the board of Thermo
                                    Instrument since March 1997 and previously served as the chief executive officer and president of Thermo Instrument from 1986 to January 1998, and
                                    March 1997, respectively.  Mr. Smith is also chairman of the board of
                                    Thermo Power Corporation, a majority-owned subsidiary of Thermo Electron that manufactures traffic control systems and industrial refrigeration equipment.  He has been an executive vice president of Thermo Electron since 1991 and was a senior vice president of Thermo Electron from 1986 to
                                    1991. Mr. Smith is also a director of Metrika Systems Corporation, ONIX
                                    Systems Inc., Thermo Instrument, Thermo Optek Corporation, Thermo Power
                                    Corporation, ThermoQuest Corporation, ThermoSpectra Corporation and Thermo
                                    Vision Corporation.
---------------------------------------------------------------------------------------------------------------------
ARNOLD N. WEINBERG                  Dr. Weinberg, 68, has been a director of the Corporation since November
                                    1995.  He has been Professor of Medicine at the Harvard Medical School and
                                    Medical Director of the Medical Department of the Massachusetts Institute
                                    of Technology for more than five years.
---------------------------------------------------------------------------------------------------------------------




COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Dr. Gyftopoulos and Dr. Weinberg (Chairman). The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Gyftopoulos (Chairman) and Dr. Weinberg. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met five times, the audit committee met twice and the human resources committee met three times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1997.


COMPENSATION OF DIRECTORS

     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Messrs. Howe, Lewis, Maddix, Painter and Smith are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     DEFERRED COMPENSATION PLAN

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Instrument or 25% or more of the outstanding common stock of Thermo Electron; or
(b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Instrument or Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1998, deferred units equal to 892.03 shares of Common Stock were accumulated under the Deferred Compensation Plan.


     DIRECTORS STOCK OPTION PLAN

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors.
The Directors Plan provides for the grant of stock options upon a director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to outside directors. A total of 100,000 shares of Common Stock have been reserved for issuance under the Directors Plan.

     Under the Directors Plan, each eligible director and each new outside director who joined the board of directors prior to or during 1996 was granted an option to purchase 15,000 shares of Common Stock. The size of the award to new directors appointed to the board of directors after 1996 is reduced by 3,750 shares in each subsequent year. Outside directors who join the board of directors after 1999 would not receive an option grant upon their appointment or election to the board of directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to directors are exercisable six months after the date of grant. The shares acquired upon exercise are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. The restrictions and repurchase rights lapse or are deemed to have lapsed in equal annual installments of 3,750 shares per year, starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company since the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date.

     Outside directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, commencing with the Annual Meeting of the Stockholders to be held in 2000. The annual grant will be made at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation to each outside director then holding office. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1998, options to purchase 30,000 shares were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 70,000 shares of Common Stock were available for future grant.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During 1996, the human resources committee of the board of directors (the
"Committee") established a stock holding policy for directors.   The stock
holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Instrument, the Corporation's parent company, and of Thermo Electron, Thermo Instrument's parent company, as of March 1, 1998, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of March 1, 1998 with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                       THERMO BIOANALYSIS      THERMO INSTRUMENT       THERMO ELECTRON
             NAME (1)                   CORPORATION (2)         SYSTEMS INC.(3)        CORPORATION (4)
             --------                  ------------------      -----------------       ---------------
Thermo Electron Corporation (5)            11,797,202                    N/A                   N/A
Elias P. Gyftopoulos                           15,000                 58,766                72,067
Donald W. Hanna                                21,000                 19,557                20,645
Barry S. Howe                                  64,900                125,422                77,670
Earl R. Lewis                                  72,500                203,726                84,037
Colin Maddix (6)                                    0                 40,000                     0
Jonathan W. Painter                            15,000                  7,188                28,537
Arvin H. Smith                                 39,000                539,583               519,038
Arnold N. Weinberg                             15,892                      0                     0
All directors and current executive
     officers as a group (10 persons)         286,492              1,101,832             1,614,821


(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by, Dr. Gyftopoulos, Mr. Hanna, Mr. Howe, Mr. Lewis, Mr. Painter, Mr. Smith, Dr. Weinberg and all directors and current executive officers as a group include 15,000, 21,000, 50,000, 50,000, 15,000, 20,000, 15,000 and 206,200 shares, respectively, that such person or group has the right to acquire within 60 days of March
     1, 1998, through the exercise of stock options.   Shares of the Common
     Stock beneficially owned by Dr. Weinberg and all directors and current executive officers as a group include 892 full shares allocated to Dr. Weinberg's account under the Corporation's deferred compensation plan for directors. Shares of the Common Stock beneficially owned by Mr. Howe include 600 shares held in custodial accounts for the benefit of two minor children. Shares of the Common Stock beneficially owned by Mr. Lewis include 1,000 shares held by Mr. Lewis's spouse. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 2.6% of the Common Stock outstanding as of such date.

(3) The shares of the common stock of Thermo Instrument shown in the table reflect a five-for-four split of such stock distributed in October 1997 in the form of a 25% stock dividend. Shares of the common stock of Thermo Instrument beneficially owned by Dr. Gyftopoulos, Mr. Hanna, Mr. Howe, Mr. Lewis, Mr. Maddix, Mr. Painter, Mr. Smith and all directors and current executive officers as a group include 18,075, 18,750, 111,327, 172,085, 40,000, 7,031, 292,968 and 749,298 shares, respectively, that such person or group had the right to acquire within 60 days after March 1, 1998, through the exercise of stock options. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Painter, Mr. Smith and all directors and current executive officers as a group include 157, 663 and 1,976 shares, respectively, allocated through March 1, 1998, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares of the common stock of Thermo Instrument beneficially owned by Mr. Howe include 2,450 shares held in a trust of which he is trustee. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Lewis include 2,987 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Instrument outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned less than 1% of the common stock of Thermo Instrument outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Dr. Gyftopoulos, Mr. Hanna, Mr. Howe, Mr. Lewis, Mr. Painter, Mr. Smith and all directors and current executive officers as a group include 10,375, 18,398, 68,687, 84,037, 22,775, 228,411 and 1,138,155 full shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Painter, Mr. Smith and all current directors and executive officers as a group include 590, 1,717 and 5,769 full shares, respectively, allocated to accounts maintained pursuant to the ESOP. Shares of the common stock of Thermo Electron beneficially owned by Mr. Howe include 200 shares held in custodial accounts for the benefit of two minor children. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 1% of the Thermo Electron common stock outstanding as of such date.

(5) Includes 3,030,303 shares of Common Stock that Thermo Electron, through its majority-owned subsidiary Thermo Instrument, has the right to acquire within 60 days of March 1, 1998, through the conversion of a convertible note of the Corporation issued to Thermo Instrument in July 1996. As of March 1, 1998, Thermo Electron, primarily through its majority-owned subsidiary Thermo Instrument, beneficially owned 83.6% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts, 02245-9046. As of March 1, 1998, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

(6)  Information as to Mr. Maddix's ownership is reported as of March 11, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1997, except in the following instances. Mr. Earl R. Lewis, a director of the Corporation, filed one Form 4 late, reporting one purchase of Common Stock. Thermo Electron filed five Forms 4 late, reporting a total of 60 transactions, including 56 open market purchases of shares of Common Stock and three transactions associated with the grant and lapse of options to purchase Common Stock granted to employees under its stock option program and one acquisition of shares in a liquidating distribution by a limited partnership of which Thermo Electron was a limited partner.

                             EXECUTIVE COMPENSATION

     NOTE: All share amounts reported below have, in all cases, been adjusted as applicable to reflect a five-for-four stock split with respect to the common stock of Thermo Instrument distributed in October 1997 in the form of a 25% stock dividend.


SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer during 1997 and one other executive officer for the last three fiscal years. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                                    SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                   LONG TERM
                                                                  COMPENSATION
                                                               --------------------
                                      ANNUAL COMPENSATION      SECURITIES UNDERLYING
        NAME AND            FISCAL    -------------------      OPTIONS (NO. OF SHARES        ALL OTHER
   PRINCIPAL POSITION        YEAR     SALARY       BONUS          AND COMPANY (1)         COMPENSATION (2)
   ------------------       ------    ------       -----       ----------------------     ----------------
Barry S. Howe                1997    $150,000    $110,000            1,100 (TMO)             $14,923 (4)
 President and Chief         1996    $145,000     $70,000           50,000 (TBA)              $8,076 (4)
 Executive Officer (3)                                               1,500 (TMO)
                                                                     2,000 (TFG)
                                                                     2,000 (TLT)
                                                                    15,000 (TOC)
                                                                    90,000 (TMQ)
                                                                     2,000 (TSR)
                                                                     4,000 (TXM)
                             1995    $134,000     $65,000            1,650 (TMO)              $7,517
                                                                     5,000 (TLZ)
----------------------------------------------------------------------------------------------------------
Donald W. Hanna              1997    $105,000     $23,000              400 (TMO)              $5,677
 Vice President              1996    $100,000     $19,500           21,000 (TBA)              $5,310
                                                                     7,500 (TOC)
                                                                     5,000 (TMQ)
                             1995     $95,000     $18,000                 --                  $7,461
----------------------------------------------------------------------------------------------------------


(1) In addition to receiving options to purchase Common Stock (designated in the table as TBA), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of Thermo Electron's other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the named executive officers in the following

     Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as
     TMQ), Thermo Sentron Inc. (designated in the table as TSR) and Trex Medical Corporation (designated in the table as TXM).

(2) Represents the amount of matching contributions made on behalf of the named executive officer by the individual's employer pursuant to the Thermo Electron 401(k) plan.

(3) Mr. Howe resigned as president and chief executive officer of the Corporation on March 11, 1998 to accept a position with ThermoSpectra Corporation as its president and chief executive officer, and was succeeded in the position of president and chief executive officer by Mr. Colin Maddix.

(4) In addition to the matching contribution referred to in footnote (2), such amounts include $8,173 and $1,444 for 1997 and 1996, respectively, which represent the amounts of compensation attributable to an interest-free loan provided to Mr. Howe pursuant to the Corporation's stock holding assistance plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

STOCK OPTIONS GRANTED DURING FISCAL 1997

     The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Corporation's then chief executive officer and the other named executive officer. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.

                                        OPTION GRANTS IN FISCAL 1997
-----------------------------------------------------------------------------------------------------------------
                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                 PERCENT OF                                ANNUAL RATES OF STOCK
                                               TOTAL OPTIONS                               PRICE APPRECIATION FOR
                       NUMBER OF SECURITIES      GRANTED TO     EXERCISE                      OPTION TERM (2)
                       UNDERLYING OPTIONS       EMPLOYEES IN    PRICE PER  EXPIRATION      ----------------------
NAME                        GRANTED (1)         FISCAL YEAR       SHARE       DATE             5%          10%
----                   --------------------    -------------    ---------  ----------      ---------   ----------
Barry S. Howe                1,100 (TMO)         0.08% (3)         $34.20      6/3/00        $5,929       $12,452
-----------------------------------------------------------------------------------------------------------------
Donald W.  Hanna               400 (TMO)         0.03% (3)         $34.20      6/3/00        $2,156       $ 4,528
-----------------------------------------------------------------------------------------------------------------


(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the option holders' continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options held at the end of fiscal 1997 by the Corporation's then chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.


                AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------
                                                                        NUMBER OF
                                                                       UNEXERCISED
                                                                    OPTIONS AT FISCAL           VALUE OF
                                           SHARES                        YEAR-END              UNEXERCISED
                                        ACQUIRED ON     VALUE         (EXERCISABLE/           IN-THE-MONEY
NAME               COMPANY                EXERCISE   REALIZED (1)   UNEXERCISABLE) (2)           OPTIONS
----               -------              ----------   ------------   ------------------        ------------
Barry S. Howe      Thermo BioAnalysis        --           --           50,000  /--            $475,000  /--
                   Thermo Electron         5,700       $154,655        68,687  /-- (3)      $1,667,339  /--
                   Thermedics                --           --            4,000  /--              $1,852  /--
                   Thermo Ecotek             --           --            6,000  /--             $75,750  /--
                   Thermo Fibergen           --           --            2,000  /--                  $0  /--
                   Thermo Fibertek           --           --           15,750  /--            $115,101  /--
                   Thermo Instrument         --           --          111,327  /--          $2,418,661  /--
                   ThermoLase                --           --            5,000 /--                   $0  /--
                   ThermoLyte                --           --               -- /2,000                --  /$0 (4)
                   Thermo Optek              --           --           15,000  /--             $71,700  /--
                   Thermo Power              --           --            4,000  /--                  $0  /--
                   ThermoQuest               --           --           90,000  /--            $450,000  /--
                   Thermo Sentron            --           --            2,000  /--                  $0  /--
                   ThermoSpectra             --           --            4,000  /--                $252  /--
                   Thermo TerraTech          --           --            4,000  /--                  $0  /--
                   ThermoTrex                --           --            4,000  /--             $29,200  /--
                   Trex Medical              --           --            4,000  /--             $12,500  /--
------------------------------------------------------------------------------------------------------------------
Donald W. Hanna    Thermo BioAnalysis        --           --           21,000  /--            $199,500  /--
                   Thermo Electron         2,100       $60,722         18,398  /-- (3)        $463,524  /--
                   Thermo Instrument         --           --           18,750  /--            $396,001  /--
                   Thermo Optek              --           --            7,500  /--             $35,850  /--
                   ThermoQuest               --           --            5,000  /--             $25,000  /--
                   ThermoSpectra             --           --            1,500  /--                 $95  /--
------------------------------------------------------------------------------------------------------------------


(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year end, except the options to purchase shares of the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company.

(3) Options to purchase 22,500 and 11,250 shares of the common stock of Thermo Electron granted to Mr. Howe and Mr. Hanna, respectively, are subject to the same terms described in footnote (2), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(4) No public market existed for the shares underlying these options as of fiscal year end. Accordingly, no value in excess of the exercise price has been attributed to these options.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committees of the board of directors of its parent companies, Thermo Electron and Thermo Instrument. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options (collectively referred to as "total compensation").

     The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.


ESTABLISHING COMPETITIVENESS

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by compensation consultants and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The process for determining each of these elements for the Corporation's
executive officers is outlined below.   For its review of the compensation of
the other officers of the Corporation, the Committee follows a substantially similar process.


     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approximate the mid-point of competitive data. The salary increases in 1997 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent company, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1997 measured return on net assets, growth in income and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and the subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to fiscal 1997 performance in each instance exceeded the median potential bonus.

     STOCK OPTION PROGRAM

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, Thermo Electron and Thermo Instrument, and the other majority-owned subsidiaries of Thermo Electron and Thermo Instrument, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each officer the annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an option award. In addition, the Committee considers the aggregate amount of net awards to purchase shares of Common Stock granted to all employees over the last five years to monitor the number of aggregate awards to all employees. In reviewing the aggregate number of awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and option practices of comparably situated companies.

     The Committee periodically awards options based on its assessment of the total compensation of each executive, the actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well
as the value of previously awarded options, as described above.   The option
awards made to the named executive officers in 1997 with respect to the common stock of Thermo Electron was made under a program that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employees, as an incentive to buy and hold Thermo Electron shares.

STOCK OWNERSHIP POLICIES

     The Committee established a stock holding policy for executive officers of the Corporation in 1996 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

     In order to assist officers in complying with the policy, the Committee also adopted in 1996 a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. During 1996, Mr. Howe, then the Corporation's chief executive officer, received loans in the principal amounts of $164,375.52 under this plan, of which amount $130,500.42 was outstanding as of April 23, 1998. This plan was also amended in 1998 to apply only to the chief executive officer. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under
Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that stock incentive plans of the Corporation qualify as "performance-based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1997 CEO COMPENSATION

     The salary and bonus of Mr. Howe, who served as the Corporation's chief executive officer in fiscal 1997, were established using the same criteria as for the salaries and bonuses for the Corporation's other named executive officers. In determining Mr. Howe's compensation as reported, the Committee considered as part of its subjective evaluation, among other things, his leadership and general management of the Corporation.

     No award of options to purchase shares of the Common Stock was made by the committee to Mr. Howe in fiscal 1997. In addition to stock option awards by the Committee, Mr. Howe was also eligible to receive awards to purchase shares of the common stock of majority-owned subsidiaries of Thermo Electron from time to time as part of Thermo Electron's stock option program due to his position as a chief executive officer of a majority-owned subsidiary of Thermo Electron. No stock option awards were made to Mr. Howe in fiscal 1997 under this stock option program. The award to purchase shares of common stock of Thermo Electron granted to Mr. Howe in fiscal 1997 was made by the Thermo Electron human resources committee under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron shares.


                                       Elias P. Gyftopoulos (Chairman)

                                            Arnold N. Weinberg

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since September 18, 1996 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group as of the last trading day of the Corporation's fiscal year.


        COMPARISON OF TOTAL RETURN AMONG THERMO BIOANALYSIS CORPORATION,
                THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX
                     AND THE DOW JONES TOTAL RETURN INDEX
              FOR THE DIVERSIFIED TECHNOLOGY INDUSTRY GROUP FROM
                    SEPTEMBER 18, 1996 TO JANUARY 2, 1998



                             [GRAPH APPEARS HERE]


                 -----------------------------------------------
                                 9/18/96     12/27/96     1/2/98
                 -----------------------------------------------
                 TBA               100          94         139
                 -----------------------------------------------
                 AMEX              100         103         124
                 -----------------------------------------------
                 DJ DTC            100         115         131
                 -----------------------------------------------


     The total return for the Corporation's Common Stock (TBA), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DTC) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TBA."

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, and Thermo Instrument has created the Corporation and other subsidiaries as publicly held, majority-owned subsidiaries and privately held majority-owned
subsidiaries.   From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0%, of the Corporation's revenues for these services in fiscal 1996 and 1997. The annual fee has been reduced to 0.8% of the Corporation's total revenues for fiscal 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $1,395,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time, the Corporation may transact business with other companies in the Thermo Group.

     Effective March 1997, the Corporation acquired the Biosystems Group of Life Sciences International ("LSI"), a wholly owned subsidiary of Thermo Instrument. The Biosystems Group is comprised of Labsystems OY and Hybaid Limited. The acquisition was effected through the issuance of 1,300,000 shares of the Corporation's Common Stock to Thermo Instrument (valued at $16,868,000 at the time the purchase agreement was signed), payment of $30,483,000 in cash to Thermo Instrument and the issuance of debt to Thermo Instrument of $50,000,000. The debt to Thermo Instrument bears interest at the 90-day Commercial Paper Composite Rate, plus 25 basis points, set at the beginning of each quarter, and is due on July 15, 1999. The aggregate purchase price of approximately $97,351,000 represents the sum of (i) the net book value of the Biosystems Group plus (ii) a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the aggregate 1996 revenues of the Biosystems Group relative to LSI's 1996 consolidated revenues.

     Effective March 1997, the Corporation also acquired the Labsystems Japan business of LSI from Thermo Instrument. The aggregate purchase price was approximately $1,500,000 in cash. The purchase price represents the sum of (i) the net book value of Labsystems Japan plus (ii) a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the aggregate 1996 revenues of Labsystems Japan relative to LSI's 1996 consolidated revenues.

     In April 1998, the Corporation announced its intention to acquire the Clinical Products Group of LSI from Thermo Instrument. The acquisition will be effected through the issuance of shares of the Corporation's Common Stock to Thermo Instrument and the assumption of debt. The purchase price will be approximately $95 million, net of cash acquired. The closing of this transaction is conditioned upon the receipt by the Corporation of shareholder approval to issue its shares in the transaction. Due to the Corporation's majority ownership by Thermo Instrument, the outcome of this vote is assured, and accordingly, for accounting purposes this acquisition will be deemed effective March 1997 when Thermo Instrument acquired LSI. The purchase price represents the sum of (i) the net book value of the Clinical Products Group plus
(ii) a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the aggregate 1996 revenues of the Clinical Products Group relative to LSI's 1996 consolidated revenues.

     In April 1998, the Corporation announced its intention to form a health physics joint venture with Thermo Instrument. The Corporation will contribute its wholly owned Eberline health physics business, located in Santa Fe, New Mexico, to the joint venture, and Thermo Instrument will contribute its wholly owned Eberline Measurements and National Nuclear Corporation businesses, located in Germany and Sunnyvale, California, respectively, along with $13 million in cash. The joint venture will provide instruments for the detection and monitoring of low-level radiation to ensure personal and environmental protection at a range of government, medical and industrial facilities.

     The Corporation has entered into a lease and services arrangement with ThermoQuest under which ThermoQuest leases approximately 15,000 square feet of space, and provides certain accounting and administrative services, to the Corporation. The Corporation pays ThermoQuest rent in the amount of 3 British Pounds Sterling per square foot and an allocated portion of ThermoQuest's costs for providing such services. This arrangement may be terminated by the Corporation or by ThermoQuest upon 30 days' prior notice. For the fiscal year ended January 3, 1998, the Corporation paid ThermoQuest approximately $74,250 under this arrangement.

     ThermoQuest acts as a distributor of certain of the Corporation's products, is the exclusive distributor of the Corporation's MALDI-TOF products in Japan and is the exclusive distributor of the Corporation's CE products in countries in which it maintains a direct sales force. ThermoQuest is responsible for all installation and warranty labor obligations at its expense. These arrangements may be terminated on not less than three months' notice by either party given after December 31, 1996. For the fiscal year ended January 3, 1998, the Corporation sold $1,447,905 of products to ThermoQuest under these arrangements.

     The Corporation has entered into an arrangement with ThermoQuest whereby ThermoQuest provides assembly labor for the Corporation's CE products on a contract basis. Under this arrangement, ThermoQuest assembles instruments as required by the Corporation for a charge based on the sum of ThermoQuest's actual cost of materials and the allocable portion of its labor, overhead and other indirect expenses. For the fiscal year ended January 3, 1998, the Corporation paid ThermoQuest approximately $631,655 under this arrangement.

     The Corporation's Eberline health physics subsidiary purchases certain controllers and detectors from Thermo Instrument under an original equipment
manufacturer agreement.   Under this agreement, the Corporation has the
exclusive right to sell these instruments in the United States, Canada and
Mexico.   The Corporation is responsible for all warranty repair and maintenance obligations at its expense, but obtains replacement parts from Thermo Instrument without charge. For the fiscal year ended January 3, 1998, the Corporation purchased $193,207 of instruments from Thermo Instrument under this agreement.

     The Corporation's Eberline health physics business also acts as a distributor of certain Thermo Instrument product lines and, with the exception of Thermo Instrument, is the exclusive distributor of such product lines to nuclear power plants and government agencies in the United States and Canada. Thermo Instrument is responsible for warranty repairs at its own expense. For the fiscal year ended January 3, 1998, the Corporation purchased $178,740 of instruments from Thermo Instrument under this arrangement.

     The Corporation's Eberline health physics business sells radiation detection equipment to Thermo Remediation Inc. ("Thermo Remediation"), an indirect, majority-owned subsidiary of Thermo Electron, which Thermo Remediation resells in connection with the environmental services it provides. For the fiscal year ended January 3, 1998, the Corporation sold $620,000 of such products to Thermo Remediation under this arrangement. The Corporation is responsible for all warranty repairs at its expense, but charges fees for maintenance.

     Various Thermo Instrument companies act as distributors of certain of the Corporation's LabSystems and Affinity Sensors products under informal arrangements. Under such arrangements, the respective Thermo Instrument companies are generally responsible for warranty repair and maintenance obligations. For the fiscal year ended January 3, 1998, LabSystems and Affinity Sensors sold an aggregate of $1,835,708 of products to Thermo Instrument companies under these arrangements.

     Various Thermo Instrument companies act as distributors of certain products of the Corporation's, Labsytems OY and Hybaid Limited subsidiaries under informal distribution agreements. For the fiscal year ended January 3, 1998, Labsystems OY and Hybaid Limited sold an aggregate of approximately $9,929,828 of products to Thermo Instrument companies under these arrangements.

     In July 1996, the Corporation borrowed $50,000,000 from Thermo Instrument pursuant to a subordinated convertible note, due in 2001, convertible into shares of Common Stock at $16.50 per share, and bearing interest at an annual rate of 4.875%. The Corporation also has $50,000,000 of debt to Thermo Instrument, associated with the purchase of Labsystems OY and Hybaid Limited from Thermo Instrument. Such debt bears interest at the 90-day commercial paper composite rate plus 25 basis points, set at the beginning of each quarter.

     The Corporation, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $150 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Corporation had a negative cash balance of approximately $2,464,607, based on an exchange rate of $1.65/(Pounds) 1.00 as of January 3, 1998. For 1997, the average annual interest rate earned on GBP deposits by participants in this credit arrangement was approximately 6.5% and the average annual interest rate paid on overdrafts was approximately 7.2%.

     As of January 3, 1998, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $4,315,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services and for miscellaneous items, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries for products, services and for miscellaneous items. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since December 29, 1996 was $4,502,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

     As of January 3, 1998, $10,158,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement will be readily convertible into cash by the Corporation and have an original maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable these individuals to purchase the Common Stock in the open market. In 1996, Mr. Barry S. Howe, then the Corporation's chief executive officer, received loans in the aggregate principal amount of $164,375.52 under this plan to purchase 12,000 shares, of which amount $130,500.42 was outstanding as of the date of April 23, 1998. All of these loans are repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the Corporation's board of directors. No new loans were made under this plan in fiscal 1997. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1995. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.


                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than December 29, 1998.

                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Santa Fe, New Mexico
April 23, 1998

                                 FORM OF PROXY


                         THERMO BIOANALYSIS CORPORATION

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 1, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John N. Hatsopoulos, Colin Maddix and Melissa F. Riordan, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo BioAnalysis Corporation, a Delaware corporation (the "Company"), to be held on Monday, June 1, 1998, at 9:00 a.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 3, 1998, with all of the powers the undersigned would possess if personally present at such meeting:

           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

         Please mark your
[x]      votes as in this
         example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [_]          WITHHELD  [_]

______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

NOMINEES: Elias P. Gyftopoulos, Barry S. Howe, Earl R. Lewis, Colin Maddix, Jonathan W. Painter, Arvin H. Smith and Arnold E. Weinberg.

2. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.